Exhibit 99
NEWS RELEASE
April 30, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS
1Q 2020 Net Income of $15.8 Million
Solid Capital and Liquidity Position
Strong Deposit Growth

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income for the first quarter of 2020 of $15.8 million. This compares to $28.2 million in the fourth, or linked, quarter of 2019, which included an after-tax gain of $7.7 million1 related to the sales of former properties, net of exit costs to transition to American’s new campus, and $20.8 million in the first quarter of 2019.
“Our results reflect a lot of the good work our team delivered as we kicked off 2020, but we also increased our allowance for credit losses to reflect the challenges our customers face in the economic crisis unfolding at the end of the quarter,” said Rich Wacker, president and chief executive officer of American. “With healthy capital and liquidity positions, we are devoting our efforts to help customers and the community fight through this storm. Our work on the Paycheck Protection Program is helping more than 2,500 companies preserve nearly 40,000 jobs.”
Financial Highlights
Net interest income was $61.1 million in the first quarter of 2020 compared to $60.9 million in the linked quarter, and $63.7 million in the first quarter of 2019. The decrease compared to the prior year quarter was primarily due to lower asset yields as a result of lower interest rates, partially offset by lower cost of funds on interest bearing liabilities. Net interest margin for the first quarter of 2020 was 3.72%, compared to 3.74% in the linked quarter and 3.99% in the first quarter of 2019.

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1 The after-tax gain on sale of properties and the after-tax campus transition costs for the fourth quarter of 2019 were $7.9 million and $0.2 million, respectively.

The allowance for credit losses (ACL) for loans was $53.4 million at December 31, 2019. Upon adoption of the new Current Expected Credit Losses (CECL) standard on January 1, 2020, American recognized an increase in ACL for loans of approximately $21 million, which includes a $2 million increase in allowance for loan commitments, as a cumulative effect adjustment from the change in accounting policy. A corresponding decrease in retained earnings was also recognized. At March 31, 2020, the ACL for loans totaled $77.1 million, up $23.7 million from December 31, 2019. The provision for credit losses was $10.4 million in the first quarter of 2020 compared to $5.6 million in the linked quarter and $6.9 million in the first quarter of 2019. The higher provision for the quarter was primarily due to additional credit reserves related to COVID-19.
        The net charge-off ratio for the first quarter of 2020 was 0.44%, compared to 0.41% in the linked quarter and 0.39% in the first quarter of 2019. Nonaccrual loans as a percent of total loans receivable held for investment was 0.90% in the first quarter of 2020, compared to 0.58% in the linked quarter and 0.83% in the prior year quarter. The increase versus the linked and prior year quarters was primarily driven by a commercial real estate exposure that contributed to higher loss reserves in the prior year, and which was placed on nonaccrual this quarter.
        Noninterest income was $14.8 million in the first quarter of 2020, compared to $26.3 million in the linked quarter and $14.6 million in the first quarter of 2019. The decrease in noninterest income from the linked quarter was primarily due to the aforementioned gain on sales of former properties.
 Noninterest expense was $46.5 million in the first quarter of 2020, compared to $46.2 million in the linked quarter and $45.2 million in the first quarter of 2019. The increase in noninterest expense compared to the prior year quarter was primarily due to higher occupancy costs related to American’s new campus.
Total loans were $5.2 billion as of March 31, 2020, up 4.7% annualized from December 31, 2019, driven mainly by increases in the commercial and commercial real estate portfolios, offset by reductions in the retail loan portfolios.
Total deposits were $6.4 billion as of March 31, 2020, an increase of 7.1% annualized from December 31, 2019. The average cost of funds was 0.24% for the quarter, down two basis points versus the linked quarter and down seven basis points versus the prior year quarter.
Overall, American’s return on average equity for the first quarter of 2020 was 9.1%, compared to 16.5% in the linked quarter and 13.1% in the first quarter of 2019. Return on average assets was 0.87% for the first quarter of 2020, compared to 1.58% in the linked quarter and 1.18% in the same quarter last year. Fourth quarter 2019 return on average equity and return on assets were elevated due to the previously mentioned gain on sales of former properties.

In the first quarter of 2020, American paid dividends of $28.0 million to HEI while maintaining healthy capital levels—leverage ratio of 8.8% and total capital ratio of 13.9% at March 31, 2020.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2020 EPS GUIDANCE
        Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2020 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for first quarter 2020.
        HEI plans to announce its first quarter 2020 consolidated financial results on Tuesday, May 5, 2020 and will also conduct a webcast and conference call at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2020 guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
        An on-line replay of the May 5, 2020 webcast will be available on HEI’s website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through May 19, 2020 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10142250.

        HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
FORWARD-LOOKING STATEMENTS
        This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
        Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Interest and dividend income
Interest and fees on loans	$55,545	$57,892	$57,860
Interest and dividends on investment securities	9,430	7,160	10,628
Total interest and dividend income	64,975	65,052	68,488
Interest expense
Interest on deposit liabilities	3,587	3,907	4,252
Interest on other borrowings	313	249	528
Total interest expense	3,900	4,156	4,780
Net interest income	61,075	60,896	63,708
Provision for credit losses	10,401	5,607	6,870
Net interest income after provision for credit losses	50,674	55,289	56,838
Noninterest income
Fees from other financial services	4,571	4,830	4,562
Fee income on deposit liabilities	5,113	5,475	5,078
Fee income on other financial products	1,872	1,378	1,593
Bank-owned life insurance	794	1,378	2,259
Mortgage banking income	2,000	1,863	614
Gain on sale of real estate	—	10,762	—
Other income, net	413	654	458
Total noninterest income	14,763	26,340	14,564
Noninterest expense
Compensation and employee benefits	25,777	26,383	25,512
Occupancy	5,267	5,429	4,670
Data processing	3,837	3,953	3,738
Services	2,809	2,378	2,426
Equipment	2,339	2,344	2,064
Office supplies, printing and postage	1,341	1,192	1,360
Marketing	802	1,035	990
FDIC insurance	102	(45)	626
Other expense	4,194	3,537	3,854
Total noninterest expense	46,468	46,206	45,240
Income before income taxes	18,969	35,423	26,162
Income taxes	3,208	7,193	5,323
Net income	$15,761	$28,230	$20,839
Comprehensive income	$35,608	$33,300	$27,091
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.87	1.58	1.18
Return on average equity	9.15	16.45	13.09
Return on average tangible common equity	10.39	18.69	15.03
Net interest margin	3.72	3.74	3.99
Efficiency ratio	61.27	52.97	57.80
Net charge-offs to average loans outstanding	0.44	0.41	0.39
As of period end
Nonaccrual loans to loans receivable held for investment	0.90	0.58	0.83
Allowance for loan losses to loans outstanding	1.49	1.04	1.12
Tangible common equity to tangible assets	8.3	8.6	8.1
Tier-1 leverage ratio	8.8	9.1	8.7
Total capital ratio	13.9	14.3	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$28.0	$9.0	$18.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2020		December 31, 2019
Assets
Cash and due from banks		$186,897		$129,770
Interest-bearing deposits		2,635		48,628
Investment securities
Available-for-sale, at fair value		1,340,241		1,232,826
Held-to-maturity, at amortized cost		134,656		139,451
Stock in Federal Home Loan Bank, at cost		9,760		8,434
Loans held for investment		5,180,932		5,121,176
Allowance for credit losses		(77,084)		(53,355)
Net loans		5,103,848		5,067,821
Loans held for sale, at lower of cost or fair value		18,155		12,286
Other		507,363		511,611
Goodwill		82,190		82,190
Total assets		$7,385,745		$7,233,017
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,969,694		$1,909,682
Deposit liabilities–interest-bearing		4,414,089		4,362,220
Other borrowings		157,605		115,110
Other		152,365		146,954
Total liabilities		6,693,753		6,533,966
Common stock		1		1
Additional paid-in capital		350,158		349,453
Retained earnings		330,648		358,259
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains on securities	$21,929		$2,481
Retirement benefit plans	(10,744)	11,185	(11,143)	(8,662)
Total shareholder’s equity		691,992		699,051
Total liabilities and shareholder’s equity		$7,385,745		$7,233,017

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.